Exhibit 99.3

Press Release

Sonic Automotive Announces Closing of $250 Million of Senior Subordinated Notes

CHARLOTTE, N.C., March 10, 2017 /PRNewswire/ — Sonic Automotive, Inc. (NYSE: SAH), one of the nation’s largest automotive retailers, today announced the closing of its private offering of $250 million in aggregate principal amount of 6.125% Senior Subordinated Notes due 2027 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and in offshore transactions pursuant to Regulation S under the Securities Act. The Notes were issued at 100.0% of the principal amount thereof, resulting in a yield to maturity of 6.125%. The Company intends to use a substantial portion of the net proceeds from this offering to redeem all of its outstanding 7.0% Senior Subordinated Notes due 2022 (the “7.0% Notes”) pursuant to the terms of the indenture governing the 7.0% Notes.

The Notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In addition, nothing in this press release shall be deemed to be a notice of redemption for the 7.0% Notes.

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 500 company based in Charlotte, N.C., is one of the nation’s largest automotive retailers. Sonic can be reached on the web at www.sonicautomotive.com.

Forward-Looking Statements

Included herein are forward-looking statements, including statements pertaining to redemption of all the outstanding 7.0% Notes. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s views, including without limitation, economic conditions in the markets in which the Company operates, new and used vehicle industry sales volume, the success of the Company’s operational strategies, the rate and timing of overall economic recovery or decline, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. The Company does not undertake any obligation to update forward-looking information.

SOURCE Sonic Automotive, Inc.

Heath R. Byrd, Chief Financial Officer (704) 566-2400 or C.G. Saffer, Vice President & Chief Accounting Officer (704) 566-2439